Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

The following unaudited pro forma condensed consolidated balance sheet (the “pro forma balance sheet”) is based on the historical condensed consolidated balance sheet of Viper Energy Partners LP (“Viper”) and its subsidiary Viper Energy Partners LLC (“Viper OpCo”) as of September 30, 2021, adjusted to give effect to (i) the acquisition (the “Acquisition”) of certain mineral and royalty interests (the “Assets”) by Viper and Viper OpCo (collectively, the “Buyer Parties”) from Swallowtail Royalties LLC and Swallowtail Royalties II LLC (collectively, the “Seller”) under a definitive purchase agreement, dated as of August 6, 2021, by and between the Buyer Parties and the Seller (the “Purchase and Sale Agreement”), and (ii) the funding of the purchase price for the Acquisition. The purchase price of $562.2 million for the Acquisition consisted of the issuance of 15.25 million common units representing limited partnership interests in Viper (the “Common Unit Consideration”) and payment of approximately $225.3 million in cash after purchase price adjustments (the “Cash Consideration”). The Cash Consideration for the Acquisition was funded through a combination of cash on hand and $190.0 million in borrowings under Viper OpCo’s revolving credit facility.

The Assets consist of 2,313 net royalty acres primarily in the Northern Midland Basin, of which 62% are operated by Viper’s parent, Diamondback Energy, Inc. At Closing, as contemplated by the Purchase and Sale Agreement, the Assets acquired by Viper for the Common Unit Consideration were immediately contributed to Viper OpCo in exchange for an equivalent number of units representing limited liability company interests in Viper OpCo. The Acquisition was completed on October 1, 2021, with an effective date of August 1, 2021.

The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable, as further described below in Note 2—Pro Forma Adjustments and Assumptions. In the opinion of management, all adjustments necessary to present fairly the pro forma balance sheet have been made.

The pro forma balance sheet has been developed from and should be read in conjunction with the accompanying notes to the pro forma balance sheet, as well as the separate historical consolidated balance sheet and related notes thereto in Viper’s filings with the Securities and Exchange Commission.

Viper Energy Partners LP and Subsidiary
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of September 30, 2021

	Historical	Pro Forma Adjustments		Pro Forma Combined
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$41,515	$(5,333)	(a)	$36,182
Royalty income receivable (net of allowance for credit losses)	47,133	—		47,133
Royalty income receivable—related party	22,022	—		22,022
Other current assets	654	—		654
Total current assets	111,324	(5,333)		105,991
Property:
Oil and natural gas interests, full cost method of accounting	2,902,270	562,231	(b)	3,464,501
Land	5,688	—		5,688
Accumulated depletion and impairment	(570,406)	—		(570,406)
Property, net	2,337,552	562,231		2,899,783
Funds held in escrow	30,025	(30,025)	(a)	—
Other assets	3,567	—		3,567
Total assets	$2,482,468	$526,873		$3,009,341
Liabilities and Unitholders’ Equity
Current liabilities:
Accounts payable	$208	$—		$208
Accrued liabilities	26,000	—		26,000
Derivative instruments	35,357	—		35,357
Total current liabilities	61,565	—		61,565
Long-term debt, net	564,452	190,000	(c)	754,452
Derivative instruments	697	—		697
Total liabilities	626,714	190,000		816,714
Unitholders’ equity:
General partner	749	—		749
Common units	580,992	336,873	(d)	812,580
		(105,285)	(e)
Class B units	956	—		956
Total Viper Energy Partners LP unitholders’ equity	582,697	231,588		814,285
Non-controlling interest	1,273,057	105,285	(e)	1,378,342
Total equity	1,855,754	336,873		2,192,627
Total liabilities and unitholders’ equity	$2,482,468	$526,873		$3,009,341

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

NOTE 1 — BASIS OF PRESENTATION

The historical financial information of Viper and its subsidiary, Viper OpCo, has been derived from Viper’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021. Pro forma adjustments have been made to reflect the Acquisition, as discussed further in Note 2—Pro Forma Adjustments and Assumptions. The pro forma balance sheet should be read in conjunction with Viper’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021. The pro forma balance sheet gives effect to the Acquisition as if it had been completed on September 30, 2021.

In the opinion of Viper’s management, all material adjustments have been made that are necessary to present fairly, in accordance with Article 11 of Regulation S-X, the pro forma balance sheet. The pro forma balance sheet does not purport to be indicative of what Viper’s financial position would have been on a consolidated basis, if the Acquisition had occurred on the date indicated, nor is it indicative of its future financial position.

NOTE 2 — PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

The unaudited pro forma balance sheet reflects the following adjustments:

(a) to record the partial financing of the Acquisition with cash on hand and funds held in escrow,

(b) to record the purchase accounting assigned to the Assets acquired in the Acquisition,

(c) to record the partial financing of the Acquisition with borrowings under Viper OpCo's revolving credit facility,

(d) to record the partial financing of the Acquisition with the issuance of 15.25 million Viper common units to the Seller representing the Common Unit Consideration for the Acquisition. and

(e) to record the change in ownership interest attributable to Viper’s noncontrolling interest which resulted from the issuance of 15.25 million Viper common units to the Seller representing the Common Unit Consideration for the Acquisition.

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